News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: James Hunt (407) 826-4475

Tupperware Brands Reports Third Quarter 2017 Results
EPS Significantly Above High End of Guidance

•	Third quarter sales up 3% versus last year, 2% in local currency+.

•	Diluted E.P.S. $0.61 versus $0.96 in prior year, which included higher gains on sale of land. The 2017 result includes higher restructuring charges than in 2016.

•	Adjusted*, diluted E.P.S. 1.03, up 18% and 17% in local currency, was 7-cents above the high-end of guidance range. There was a 1-cent negative impact from weaker exchange rates versus July guidance.

Orlando, Fla., October 25, 2017 - (NYSE: TUP) Tupperware Brands Corporation today announced third quarter 2017 operating results.

Rick Goings, Chairman and CEO, commented, "In the face of significant challenges in externals across many parts of the portfolio, I am pleased to report that we grew local currency sales 2% in the third quarter, which is the mid-point of our July guidance range. China was the stand-out in the quarter, growing 33%. Profitability exceeded expectations with adjusted earnings per share coming in 7-cents above the high-end of our range in local currency before a 1-cent drag from foreign exchange rates versus July guidance and 18% above last year."

Goings continued, "Our restructuring program, much of which relates to improvement actions in Europe, is on track, while we are also focused on strategies to reignite revenue growth in key markets, particularly India and Indonesia. Moving forward, our local management teams, highly experienced in our direct selling fundamentals, will continue to navigate these challenging externals as we evolve the business model to fully leverage our strong aspirational brand, providing an earning opportunity for our 3.2 million global sales force.”

Third Quarter Executive Summary - (Comparisons with Third Quarter 2016)

•
Third quarter 2017 net sales were $539.5 million, up 3% (2% local currency). Emerging markets**, accounting for 71% of sales, were up 4% (3% local currency). The most significant contributions to the third quarter growth in local currency were in Brazil and China, partially offset by India and Indonesia. Established market sales increased 3% (decreased 1% local currency). Contributing to the local currency sales decrease were France, Germany and Nutrimetics Australia, partially offset by Beauticontrol and the United States and Canada.

•
Net income and diluted earnings per share were $31.4 million and $0.61, versus $48.8 million and $0.96 in 2016, respectively. In 2017, net income included $20 million lower pre-tax gains from real estate transactions and higher pre-tax restructuring costs of $11 million, including from the winding down of Beauticontrol. Adjusted, diluted earnings per share of $1.03 was 18% higher (17% local currency). This was 7-cents above the high-end of the July guidance range. Versus the July guidance, there was a 1-cent negative impact on diluted earnings per share comparison from net weaker foreign exchange rates, while there was a 1-cent benefit versus the same period in 2016.

•
Total sales force of 3.2 million was up 4%. This was a 1-point sequential improvement from the end of the second quarter, including a 2-point negative impact from removing the Beauticontrol sales force. Average active sellers in the third quarter were down 4%. This was a 3-point improvement from the second quarter.

Third Quarter Business Highlights - Comparisons with Third Quarter 2016

Europe: Segment sales were up 3% (down 2% local currency).

•	Emerging markets in Europe were up 9% (7% local currency), mainly in CIS, up 23% (13% local currency) and Tupperware South Africa, up 12% (7% local currency).

•	Established markets were down 1% (7% local currency), primarily in France, which was down 19% (24% local currency), and Germany down 2% (8% local currency).

Asia Pacific: Segment sales were down 2% (1% local currency).

•
Emerging markets in Asia Pacific were down 2% (even in local currency), reflecting sales in China, up 33% on the strength of 62% more members and continued leveraging of the product portfolio, digital technologies and its 5,900 studios (7% advantage over 2016). This was offset by decreases in India, down 30% (32% local currency), reflecting challenges in reaching a sales force size advantage under the government direct selling guidelines, along with a negative 6% impact from a new goods and services tax effective in July, as well as in Indonesia, down 18% (17% local currency) from fewer active sellers.

•	Segment's total sales force was 3% lower year-over-year, primarily reflecting a negative 6 percentage point impact from the comparison in India.

Tupperware North America: Navigates natural disasters, segment sales up 7% (4% local currency).

•	Tupperware United States and Canada sales were up 8% (7% local currency).

•	Tupperware Mexico sales were up 9% (3% local currency), despite impact from natural disasters during the quarter.

Beauty North America: Segment sales were up 3% (down 1% local currency).

•
Beauticontrol sales were up 25%, or $2.5 million, in connection with sales force stocking during the wind-down period. Beauticontrol lost $3.2 million, $0.9 million and $2.6 million in the third and fourth quarters of 2016 and first seven months of 2017, respectively. It had $9.8 million and $11.5 million of sales in the third and fourth quarters of 2016 and $30.9 million the first nine months of 2017.

•	Fuller Mexico sales were down 4% (9% local currency), including disruption from natural disasters during the quarter.

South America: Brazil continued to drive segment sales growth of 12% (13% local currency).

•
Brazil was up 11% (8% local currency), leveraging a 15% sales force size advantage to overcome challenges in the consumer spending environment and lower sales force additions in light of credit scores of some potential sellers.

•	Sales in Argentina were up 12% (31% local currency) mainly from price increases related to the highly inflationary environment.

Restructuring Plan
Under the Company’s restructuring plan announced in July 2017, it has incurred in the second and third quarters of 2017, approximately $45.0 million of the total $100 to $110 million in pretax costs that it expects to incur through 2018 or 2019. Cash outflows associated with the program are expected to total $90 to $100 million, including up to $25 million in 2017. Both the cost and cash flow are before related asset sales that could bring proceeds of up to $35 million over time. In addition to the absence of losses incurred by Beauticontrol, the program is expected to generate about $35 million of annualized benefits once fully implemented. The amounts associated with the restructuring program have not changed since it was announced in July. The Company expects to realize a small amount of benefit in 2017 and about two-thirds of the annualized benefit in 2018, with a majority of the benefit expected to contribute to improved profitability.

2017 Outlook

Based on current business trends and foreign currency rates, the Company's fourth quarter and fiscal 2017 full year outlook is provided below.

Company Level

	13 Weeks Ended		14 Weeks	52 Weeks Ended		53 Weeks
	Dec. 30, 2017		Ended	Dec. 30, 2017		Ended
	Low	High	Dec. 31, 2016	Low	High	Dec 31, 2016

USD Sales Growth vs Prior Year	—%	2%	1%	2%	3%	(3)%
GAAP EPS	$0.96	$1.01	$1.55	$2.15	$2.20	$4.41
GAAP Pre-Tax ROS	12.8%	13.1%	15.6%	8.1%	8.2%	13.6%

Local Currency+ Sales Growth vs Prior Year	(3)%	(1)%	3%	2%	2%	2%
EPS Excluding Items*	$1.48	$1.53	$1.45	$4.74	$4.79	$4.39
Pre-Tax ROS Excluding Items*	17.0%	17.2%	16.3%	14.4%	14.4%	13.4%

FX Impact on EPS Comparison (a)	$0.06	$0.06		$0.08	$0.08

(a)Impact of changes in foreign currency versus prior year is updated monthly and posted at: Tupperware Brands Foreign Exchange Translation Impact Update.

Full Year 2017

•	Fiscal year 2017 includes 52 weeks, while 2016 had 53 weeks. The Company estimates this will have a negative 1 percentage point impact on the year-over-year sales comparison.

•
The fourth quarter of 2017 will have 13 weeks, while 2016 had 14 weeks. Together with a calendar shift in 2017 from the fourth to the first quarter, there is an estimated negative 5.5 percentage point impact on the fourth quarter comparison. There is also a negative 2% impact on the fourth quarter sales comparison from the wind-down of Beauticontrol in 2017.

•	Tax rate estimated at 39.9% on a U.S. GAAP basis and 25.5% excluding items.

•	The losses of Beauticontrol from August onward have been treated as an "item" in reporting non-GAAP information.

•	Excludes Orlando, Florida land sales that may occur.

Segment Level - In connection with the wind-down of Beauticontrol, beginning with the fourth quarter of 2017, the Company will have one North American segment versus separate segments for Tupperware and beauty in North America.

•
For the full year, sales are expected to be about even (down 2 or 3% local currency) in Europe; down 1% in Asia Pacific (even to down 1% in local currency); down 1% in dollars and local currency in North America, including a 3% negative impact from winding down Beauticontrol; and up 20 or 21% (17 or 18% local currency) in South America.

•
Segment profit return on sales, excluding items, is expected to be down about 1½ points in Europe, to increase about 1½ points in Asia Pacific, to increase almost 2 points in North America and to increase about ½ point in South America.

* See Non-GAAP Financial Measures Reconciliation Schedules.
** The Company classifies established market units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan and its remaining units as emerging market units.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Third Quarter Earnings Conference Call

Tupperware Brands will conduct a conference call today, Wednesday, October 25, 2017, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release and slides presented during the conference call, on www.tupperwarebrands.com.

Tupperware Brands Corporation, through an independent sales force of 3.2 million, is the leading global marketer of innovative, premium products across multiple brands utilizing social selling. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "estimates", "outlook", “guidance”, “expects”, "target" or "will" are forward-looking statements.  These statements involve risks and uncertainties that include impairment and other charges related to purchase accounting goodwill and restructuring actions, recruiting and activity of the Company's independent sales forces relating to governmental actions and otherwise, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty, personal care nutraceutical products, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934, as amended.

The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on Tupperware Brands Foreign Exchange Translation Impact Update. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information, except through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and changes versus its guidance of the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts exclude certain items that at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of the Company's primary operations, and to assist readers in evaluating performance and analyzing trends across periods. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, other income in connection with real estate related operations, inventory obsolescence and operating losses in conjunction with decisions to exit, wind-down or significantly restructure businesses, certain asset retirement obligations, re-engineering including the exit of businesses and fixed asset impairment charges and pension settlements.  While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of its primary business operations.  Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.   For this reason, these amounts are excluded as indicated. The Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across periods. The Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other restructuring activities, including the exit of businesses and upon liquidation of operations in a country, the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment. Also, the Company excludes pension settlements, as well as the impact of changes in tax law on cumulative deferred taxes from items previously recorded as cumulative translation adjustments. The Company believes these amounts are similarly volatile and impact the comparability of earnings across periods. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company believes that excluding from reported financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur sporadically, also provides a useful measure for analysis and predictive purposes. The Venezuelan government over the last several years has severely restricted the ability to translate bolivars into U.S. dollars. Due to volatility in changes in the mandated exchange rates, the Company’s non-GAAP measures exclude for analysis and predictive purposes, the impact from devaluations on the bolivar denominated net monetary assets and other balance sheet positions that impact near term income, since they appear in the income statement at the exchange rate at which they were originally translated rather than the exchange rate at which current operating activity is being translated.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of its Fuller trade name recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

As the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties, and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they may not be comparable with similarly labeled amounts disclosed by others.

###

TUPPERWARE BRANDS CORPORATION
THIRD QUARTER 2017 SALES FORCE STATISTICS*
(UNAUDITED)

	Sales
All Units	Reported Inc/(Dec) vs. Q3 '16%	Restated+ Inc/(Dec) vs. Q3 '16%		Active Sales Force	Inc/(Dec) vs. Q3 '16%		Total Sales Force	Inc/(Dec) vs. Q3 '16%
Europe	3	(2)	b	94,861	7	f	842,882	15
Asia Pacific	(2)	(1)	c	197,361	(13)	g	1,059,089	(3)
TW North America	7	4		54,764	7		456,508	11
Beauty North America	3	(1)	e	170,491	(9)		315,864	(19)
South America	12	13		139,580	10		552,771	13
Total All Units	3	2	a	657,057	(4)		3,227,114	4

Emerging Market Units
Europe	9	7		72,190	11	f	657,099	22
Asia Pacific	(2)	—	c	170,829	(11)	g	953,008	(2)
TW North America	7	1		39,466	2	h	342,154	11
Beauty North America	(4)	(9)		153,982	(8)		315,864	(3)
South America	12	13		139,580	10		552,771	13
Total Emerging Market Units	4	3		576,047	(2)		2,820,896	7

Established Market Units
Europe	(1)	(7)		22,671	(4)		185,783	(5)
Asia Pacific	(7)	(7)	c	26,532	(25)	g	106,081	(9)
TW North America	8	7	d	15,298	23	h	114,354	10
Beauty North America	25	25	e	16,509	(14)	i	—	—
South America	—	—		—	—		—	—
Total Established Market Units	3	(1)		81,010	(11)		406,218	(15)

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units. Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.
+ Local currency, or restated, changes are measured by comparing current year results with those of the prior year, translated at the current year's foreign exchange rates.
Notes
a Overall better local currency sales than active sellers comparison reflected 4pp related to unit mix and 2pp connected with improvement in productivity.
b Lower local currency sales than active sellers comparison for Europe reflected 6pp related to mix and 3pp of lower productivity mainly in Tupperware Germany and Tupperware South Africa.
c Larger active sellers than local currency sales decrease in Asia Pacific in the emerging markets resulted from a shift in mix towards China that operates under the outlet model that leads to much larger than average orders. In the established markets a better sales than active sellers comparison came primarily from improved productivity in the Tupperware business in Australia and New Zealand.
d The more significant increase in active sellers than local currency sales in the Tupperware North America established markets reflected the strategy to engage the sales force as the unit works with business leaders under the new compensation plan in the United States. This continues to lead to a higher activity mainly from the Hispanic market with lower order sizes.
e The higher local currency sales than active sellers comparison reflected remaining Beauticontrol sellers stocking up on inventory during the wind-down period.
f The better total than active sellers comparison for Europe emerging markets, came from Tupperware CIS and South Africa’s high number of sales force additions under relatively low qualification standards.
g The worse active than total sellers comparison in Asia Pacific emerging markets was mainly from the Philippines where there was one less promotional close in the quarter. For established markets, Nutrimetics Australia and New Zealand had a lower active to total seller comparison related to a lower number of sales force managers to stimulate activity.
h The better active than total sellers comparison for Tupperware North America established markets reflected the strategy to engage the sales force, mainly reflecting a positive response from the Hispanic market. For emerging market units the better total sales force than active sellers came from Tupperware Mexico's high number of additions, some of whom were not yet active.
i Reflects Beauticontrol sales force removal.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	Sep 30, 2017	Sep 24, 2016	Sep 30, 2017	Sep 24, 2016
Net sales	$539.5	$521.8	$1,667.2	$1,612.2
Cost of products sold	182.7	168.4	543.0	518.3
Gross margin	356.8	353.4	1,124.2	1,093.9

Delivery, sales and administrative expense	283.9	284.2	882.5	871.1
Re-engineering and impairment charges	9.0	2.4	43.9	5.4
Impairment of goodwill	—	—	62.9	—
Gains on disposal of assets	4.1	24.2	7.3	25.1
Operating income	68.0	91.0	142.2	242.5

Interest income	0.8	0.8	2.0	2.3
Interest expense	11.5	12.8	34.7	36.1
Other expense, net	0.9	(0.3)	1.6	1.0
Income before income taxes	56.4	79.3	107.9	207.7
Provision for income taxes	25.0	30.5	46.8	63.1
Net income	$31.4	$48.8	$61.1	$144.6

Net income per common share:
Basic earnings per share	$0.62	$0.97	$1.22	$2.86
Diluted earnings per share	$0.61	$0.96	$1.21	$2.85

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended	13 Weeks Ended	Reported	Restated*	Foreign	39 Weeks Ended	39 Weeks Ended	Reported	Restated*	Foreign
	Sep 30, 2017	Sep 24, 2016%		%	Exchange	Sep 30, 2017	Sep 24, 2016%		%	Exchange
			Inc (Dec)	Inc (Dec)	Impact*			Inc (Dec)	Inc (Dec)	Impact*
Net Sales:
Europe	$110.8	$107.3	3	(2)	$5.1	$395.7	$399.6	(1)	(2)	$4.1
Asia Pacific	184.4	188.9	(2)	(1)	(2.1)	545.2	554.8	(2)	—	(7.6)
TW North America	94.7	88.1	7	4	2.7	283.6	264.4	7	8	(1.4)
Beauty North America	44.4	43.2	3	(1)	1.8	128.6	145.5	(12)	(10)	(2.2)
South America	105.2	94.3	12	13	(1.1)	314.1	247.9	27	22	9.9
	$539.5	$521.8	3	2	$6.4	$1,667.2	$1,612.2	3	3	$2.8

Segment profit (loss):
Europe	$(2.4)	$(1.8)	(34)	(52)	$0.2	$29.4	$38.0	(23)	(26)	$1.6
Asia Pacific	49.5	46.8	6	6	(0.3)	135.7	130.4	4	5	(1.6)
TW North America	20.3	17.2	18	13	0.8	57.8	51.2	13	14	(0.6)
Beauty North America	(4.6)	(2.0)	—	—	0.1	(5.6)	(2.3)	—	—	(0.2)
South America	23.6	23.9	(1)	(1)	—	69.7	52.5	33	27	2.5
	86.4	84.1	3	2	0.8	287.0	269.8	6	6	1.7

Unallocated expenses	(14.4)	(14.6)	(1)	—	(0.1)	(46.9)	(48.0)	(2)	(2)	(0.1)
Gains on disposal of assets	4.1	24.2	(83)	(83)	—	7.3	25.1	(71)	(71)	—
Re-engineering and impairment charges	(9.0)	(2.4)	+	+	—	(43.9)	(5.4)	+	+	—
Impairment of goodwill	—	—	—	—	—	(62.9)	—	+	+	—
Interest expense, net	(10.7)	(12.0)	(10)	(10)	—	(32.7)	(33.8)	(3)	(3)	—
Income before taxes	56.4	79.3	(29)	(30)	0.7	107.9	207.7	(48)	(48)	1.6
Provision for income taxes	25.0	30.5	(18)	(18)	0.2	46.8	63.1	(26)	(26)	0.4
Net income	$31.4	$48.8	(36)	(36)	$0.5	$61.1	$144.6	(58)	(58)	$1.2

Net income per common share (diluted)	$0.61	$0.96	(36)	(37)	$0.01	$1.21	$2.85	(58)	(58)	$0.03

Weighted average number of diluted shares	51.3	50.8				50.5	50.7

* 2017 actual compared with 2016 translated at 2017 exchange rates
+ Greater than 100% increase

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended Sep 30, 2017				13 Weeks Ended Sep 24, 2016
	Reported	Adj's		Excl Adj's	Reported	Foreign Exchange Impact	Adj's		Restated* Excl Adj's
Segment profit (loss):
Europe	$(2.4)	$—		$(2.4)	$(1.8)	$0.2	$0.3	b	$(1.3)
Asia Pacific	49.5	0.6	a, f	50.1	46.8	(0.3)	0.4	a	46.9
TW North America	20.3	0.1	b	20.4	17.2	0.8	0.2	b	18.2
Beauty North America	(4.6)	6.1	a,h	1.5	(2.0)	0.1	1.3	a	(0.6)
South America	23.6	2.6	a,c	26.2	23.9	—	0.4	a,c	24.3
	86.4	9.4		95.8	84.1	0.8	2.6		87.5

Unallocated expenses	(14.4)	—		(14.4)	(14.6)	(0.1)	(0.4)	b	(15.1)
Gains on disposal of assets	4.1	(4.1)	d	—	24.2	—	(24.2)	d	—
Re-engineering and impairment charges	(9.0)	9.0	e	—	(2.4)	—	2.4	e	—
Interest expense, net	(10.7)	—		(10.7)	(12.0)	—	—		(12.0)
Income before taxes	56.4	14.3		70.7	79.3	0.7	(19.6)		60.4
Provision for income taxes	25.0	(7.0)	j	18.0	30.5	0.2	(15.0)	j	15.7
Net income	$31.4	$21.3		$52.7	$48.8	$0.5	$(4.6)		$44.7

Net income per common share (diluted)	$0.61	$0.42		$1.03	$0.96	$0.01	$(0.09)		$0.88

	39 Weeks Ended Sep 30, 2017				39 Weeks Ended Sep 24, 2016
	Reported	Adj's		Excl Adj's	Reported	Foreign Exchange Impact	Adj's		Restated* Excl Adj's
Segment profit (loss):
Europe	$29.4	$1.2	b,f	$30.6	$38.0	$1.6	$0.3	a,b	$39.9
Asia Pacific	135.7	1.4	a,f	137.1	130.4	(1.6)	1.3	a	130.1
TW North America	57.8	0.2	b	58.0	51.2	(0.6)	0.8	b	51.4
Beauty North America	(5.6)	8.8	a,h	3.2	(2.3)	(0.2)	4.2	a	1.7
South America	69.7	4.7	a,c	74.4	52.5	2.5	4.4	a,c	59.4
	287.0	16.3		303.3	269.8	1.7	11.0		282.5

Unallocated expenses	(46.9)	—		(46.9)	(48.0)	(0.1)	(0.2)	b,i	(48.3)
Gains on disposal of assets	7.3	(7.3)	d	—	25.1	—	(25.1)	d	—
Re-engineering and impairment charges	(43.9)	43.9	e	—	(5.4)	—	5.4	e	—
Impairment of goodwill	(62.9)	62.9	g	—	—	—	—		—
Interest expense, net	(32.7)	—		(32.7)	(33.8)	—	—		(33.8)
Income before taxes	107.9	115.8		223.7	207.7	1.6	(8.9)		200.4
Provision for income taxes	46.8	10.1	j	56.9	63.1	0.4	(13.1)	j	50.4
Net income	$61.1	$105.7		$166.8	$144.6	$1.2	$4.2		$150.0

Net income per common share (diluted)	$1.21	$2.09		$3.30	$2.85	$0.03	$0.09		$2.97
* 2017 actual compared with 2016 translated at 2017 exchange rates.
a Includes amortization of intangibles of acquired beauty units.
b Pension settlement costs.
c As a result of devaluations in the Venezuelan bolivar, the Company had negative impacts of $2.4 million and $4.2 million in the third quarter and year-to-date periods of 2017, respectively, and $0.3 million and $4.2 million in the third quarter and year-to-date periods of 2016, respectively. These amounts related to expense from re-measuring bolivar denominated net monetary assets at the lower exchange rates at the times of devaluations, along with the impact of recording in income amounts on the balance sheet when the devaluations occurred, primarily inventory, at the exchange rates at the time the amounts were made or purchased, rather than the exchange rates in use when they were included in income.
d Gains on disposal of assets in 2017 relates to an insurance settlement and transactions related to land held near the Orlando, FL headquarters, and in 2016 to transactions related to land held near the Orlando, FL headquarters.
e In both years, re-engineering and impairment charges were primarily related to severance costs incurred for headcount reduction in several of the Company's operations in connection with changes in its management and organizational structures, as well as in 2017 to the wind-down of Beauticontrol business.
f Write off of inventory associated with closing units.
g Impairment of goodwill of Fuller Mexico.
h Beauticontrol wind-down loss and inventory write-off
i Other income from real estate related operations in 2016.
j Provision for income taxes represents the net tax impact of adjusted amounts.
See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(In millions)	39 Weeks Ended	39 Weeks Ended
	September 30, 2017	September 24, 2016
Operating Activities:
Net cash provided by operating activities	$80.8	$92.3

Investing Activities:
Capital expenditures	(52.6)	(38.2)
Proceeds from disposal of property, plant & equipment	11.7	31.8
Net cash used in investing activities	(40.9)	(6.4)

Financing Activities:
Dividend payments to shareholders	(103.9)	(104.0)
Repurchase of common stock	(0.6)	(1.1)
Repayment of long-term debt and capital lease obligations	(1.6)	(1.7)
Net change in short-term debt	76.1	33.0
Proceeds from exercise of stock options	9.9	0.6
Excess tax benefits from share-based payment arrangements	—	0.3
Net cash used in financing activities	(20.1)	(72.9)

Effect of exchange rate changes on cash and cash equivalents	5.9	5.7
Net change in cash and cash equivalents	25.7	18.7
Cash and cash equivalents at beginning of year	93.2	79.8
Cash and cash equivalents at end of period	$118.9	$98.5

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions)	Sep 30, 2017	Dec 31, 2016
Assets:
Cash and cash equivalents	$118.9	$93.2
Other current assets	504.7	452.1
Total current assets	623.6	545.3

Property, plant and equipment, net	276.0	259.8
Other assets	782.7	782.7
Total assets	$1,682.3	$1,587.8

Liabilities and Shareholders' Equity:
Short-term borrowings and current portion of long-term debt	$193.1	$105.9
Accounts payable and other current liabilities	414.9	441.7
Total current liabilities	608.0	547.6

Long-term debt	605.3	606.0
Other liabilities	230.9	221.4
Total shareholders' equity	238.1	212.8
Total liabilities and shareholders' equity	$1,682.3	$1,587.8

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
October 25, 2017
(UNAUDITED)

	Fourth Quarter	Fourth Quarter
(In millions, except per share data)	2016 Actual	2017 Outlook
		Range
		Low	High
Income before income taxes	$93.6	$76.4	$79.9

Income tax	$14.6	$27.2	$28.2
Effective Rate	16%	36%	35%

Net Income (GAAP)	$79.0	$49.2	$51.7

% change from prior year		(38)%	(35)%

Adjustments(1):
Gains on disposal of assets	(2.2)	—	—
Re-engineering and pension settlements	4.8	23.4	23.4
Net impact of Venezuelan bolivar devaluations	0.1	—	—
Acquired intangible asset amortization	1.8	2.0	2.0
Income tax(2)	(9.8)	1.3	1.3
Net Income (adjusted)	$73.7	$75.9	$78.4

Exchange rate impact(3)	2.8	—	—
Net Income (adjusted and 2016 restated for currency changes)	$76.5	$75.9	$78.4

% change from prior year		(1)%	2%

Net income (GAAP) per common share (diluted)	$1.55	$0.96	$1.01

% change from prior year		(38)%	(35)%

Net Income (adjusted) per common share (diluted)	$1.45	$1.48	$1.53

Net Income (adjusted & restated) per common share (diluted)	$1.51	$1.48	$1.53

% change from prior year		(2)%	1%

Average number of diluted shares (millions)	50.8	51.2	51.2

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2016 actual and 2016 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
October 25, 2017
(UNAUDITED)

	Full Year	Full Year
(In millions, except per share data)	2016 Actual	2017 Outlook
		Range
		Low	High
Income before income taxes	$301.3	$184.4	$187.8

Income tax	$77.7	$74.1	$74.9
Effective Rate	26%	40%	40%

Net Income (GAAP)	$223.6	$110.3	$112.9

% change from prior year		(51)%	(50)%

Adjustments(1):
Gains on disposal of assets	$(27.3)	$(7.3)	$(7.3)
Purchase accounting intangibles impairment	—	62.9	62.9
Re-engineering and pension settlements	11.0	73.6	73.6
Net impact of Venezuelan bolivar devaluations	4.3	4.0	4.0
Acquired intangible asset amortization	7.6	7.9	7.9
Income tax(2)	3.3	(8.7)	(8.8)
Net Income (adjusted)	$222.5	$242.7	$245.2

Exchange rate impact(3)	3.9	—	—
Net Income (adjusted and 2016 restated for currency changes)	$226.4	$242.7	$245.2

% change from prior year		7%	8%

Net income (GAAP) per common share (diluted)	$4.41	$2.15	$2.20

% change from prior year		(51)%	(50)%

Net Income (adjusted) per common share (diluted)	$4.39	$4.74	$4.79

Net Income (adjusted & restated) per common share (diluted)	$4.47	$4.74	$4.79

% change from prior year		6%	7%

Average number of diluted shares (millions)	50.7	51.2	51.2

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis, and in 2016 the benefit of a change in tax law related to an amount previously recorded in equity
(3) Difference between 2016 actual and 2016 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA*
(UNAUDITED)

As of and for the four quarters ended
September 30, 2017
Adjusted EBITDA:
Net income	$140.1
Add:
Depreciation and amortization	59.0
Gross interest expense	47.4
Provision for income taxes	61.4
Equity compensation	21.1
Pre-tax re-engineering and impairment charges	66.8
Other non-cash extraordinary, unusual or non-recurring charges	36.7
Deduct:
Cash paid for re-engineering	(4.5)
Gains on land sales, insurance recoveries, etc.	(9.5)
Total Adjusted EBITDA	$418.5

Consolidated total debt	$798.4
Divided by adjusted EBITDA	418.5
Debt to Adjusted EBITDA Ratio	1.91

* Amounts and calculations are based on the definitions and provisions of the Company's $600 million Credit Agreement dated September 11, 2013, as amended and restated ("Credit Agreement") and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.